EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

ARCA Announces $25 Million Expansion of Its Recycling Contract
with the Southern California Public Power Authority
to Replace and Recycle 50,000 Refrigerators
for the Los Angeles Department of Water and Power

Minneapolis, MN—April 30, 2007—Appliance Recycling Centers of America (Nasdaq: ARCI) today announced that its recycling contract with the Southern California Public Power Authority (SCPPA) has been expanded to include the Los Angeles Department of Water and Power (LADWP), for whom ARCA will replace and recycle 50,000 old, inefficient refrigerators owned by low-income residents in the city. The 12-month program is expected to generate revenues for ARCA of approximately $25 million.

SCPPA is a consortium of municipal utilities operating in Southern California.

Under this program, ARCA will remove 50,000 refrigerators at least 10 years old from the homes of low-income LADWP customers and replace them with new, high-efficiency units. ARCA will also dispose of the old, inefficient refrigerators in an environmentally sound manner.

According to the LADWP, the anticipated results of this program include:

•                  Reducing by 15% the monthly utility bills of low-income customers.

•                  Saving LADWP customers more than $50 million over the estimated 18-year life of the refrigerators.

•                  Saving 675 million kilowatt-hours of electricity that would have cost the LADWP approximately $37 million to generate over the life of the refrigerators.

•                  Eliminating the emission of more than 400,000 tons of CO2 over the life of the refrigerators.

Edward R. (Jack) Cameron, ARCA’s president and chief executive officer, commented: “We are gratified that the LADWP has entrusted ARCA with the implementation of this important energy conservation and environmental initiative, which is scheduled to commence April 30. Supported by our long experience in environmentally sound appliance recycling and established infrastructure in Southern California, ARCA is positioned to help make this program a success for the residents of Los Angeles.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of April 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com